Exhibit 5.1

June 21, 2016

Planet Fitness, Inc.

26 Fox Run Road

Newington, New Hampshire 03801

Ladies and Gentlemen:

We have acted as counsel to Planet Fitness, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-211698) (as may be amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 11,500,000 shares of the Class A common stock, $0.0001 par value per share (“Common Stock”), of the Company, including 1,500,000 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC, Guggenheim Securities, LLC, Robert W. Baird & Co. Incorporated, William Blair & Company L.L.C., Credit Suisse (USA) LLC, Piper Jaffray & Co. and Cowen and Company, LLC (collectively, the “Shares”). The Shares are being offered by certain selling stockholders and consist of (i) up to 3,608,840 issued and outstanding shares of Common Stock held by certain selling stockholders (the “Direct TSG Investors”), and (ii) up to 7,891,160 shares of Common Stock that are issuable upon exchange of common units (“Holdings Units”) of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”), together with a corresponding number of shares of Class B common stock (the “Class B Stock”) of the Company, held by certain selling stockholders that are equity owners (the “Continuing LLC Owners”) of Pla-Fit Holdings, in each case as set forth in the Registration Statement. The Shares are proposed to be sold pursuant to an underwriting agreement to be entered into among the Company, the selling stockholders and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) with respect to the Shares being offered by the Direct TSG Investors, such Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) with respect to the Shares being offered by the Continuing LLC Owners, such Shares have been duly authorized and, when issued and delivered upon exchange of Holdings Units and a corresponding number of shares of Class B Stock as described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

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We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP